Exhibit 99.1

Best Buy Appoints Hubert Joly Chief Executive Officer

MINNEAPOLIS, August 20, 2012 -- Best Buy Co., Inc. (NYSE: BBY) today announced that its Board of Directors has appointed Hubert Joly, a leading global CEO with expertise in turnaround and growth across the media, technology and service sectors, as the company’s President and Chief Executive Officer and a member of its Board of Directors.

“Hubert was an outstanding candidate for this position and I am confident he will be a great fit for Best Buy,” said Hatim Tyabji, chairman of the Best Buy Board. “Hubert’s range and depth of experience in transforming companies is exactly what the company needs at the moment, as is his energetic, imaginative and experienced leadership in executing strategies.”

Joly said, “I am honored and excited to lead Best Buy. Best Buy has extraordinary assets -- including its 167,000 employees, its huge customer base, its distribution and service capabilities, its well-recognized brands, and its history of innovation. I look forward to working with the Company’s management team and employees to pursue what are exciting growth opportunities for Best Buy – both online and offline, through a combination of competitive prices, superior service, new growth engines and innovations, as we deliver to millions of customers the technology solutions that enable easy access to people, knowledge, ideas and fun.”

Kathleen J. Higgins Victor, a member of the Best Buy Board and chairwoman of the CEO search committee, said: “Hubert is a strategic thinker with deep financial acumen and global experience leading large, international employee groups. Best Buy is a great company with great people, and I have every confidence that Hubert is the right person to expand Best Buy’s leading position in the marketplace.”

Mr. Joly is expected to step into his role as President and Chief Executive Officer in early September when his visa is secured. Mr. Joly will succeed G. Mike Mikan, a member of the Board of Directors who has served as CEO (interim) since April. Mr. Mikan will continue to be the interim CEO until Mr. Joly’s start date. Following that, Mr. Mikan will continue to serve on the Board, where he will take the position of chairman of the Audit Committee.

Mr. Mikan stepped in as CEO (interim) at a critical moment for Best Buy, stabilizing the company while making considerable progress on a comprehensive plan to return Best Buy to sustained, profitable growth. Under his leadership, Best Buy established relationships with Target, Verizon and AARP, signaling a new focus on services, in addition to the company’s traditional retail mission.

“We can’t thank Mike enough for his service as CEO,” Mr. Tyabji said. “We asked Mike to step into a difficult situation, and he moved the company forward in the right direction. We were fortunate to have his guidance and energy. I look forward to his continued service on the Board in his new position as chair of the Audit Committee.”

In addition, the Board of Directors is pleased to announce that Lisa Caputo and Sanjay Khosla will now serve on the board’s Compensation Committee.

“Building on the Company’s strengths and ongoing work, I believe Best Buy has the capacity to write an exciting new chapter in its history. I sincerely look forward to writing this chapter with the Best Buy team and putting in place the short term and medium term actions that will help ensure its success,” Joly said.

Hubert Joly Biographical Information

Over the last 15 years, Joly has developed a track record of successful turnarounds and growth in the media, technology and services sectors.

In the media sector, he led the restructuring and growth of Vivendi’s video game’s business (now part of Activision Blizzard) from 1999 to 2001, which included the development of a massive online presence with Diablo II and then World of Warcraft. He later oversaw the integration of Universal and Vivendi’s media assets in the U.S., and was then part of the team that led the restructuring of Vivendi in 2002 to 2004.

In the technology sector, he drove the turnaround of EDS (now part of HP) in France from 1996 to 1999, boosting revenues from a then rapidly declining 1.3 billion French Francs to 2.1 billion, while increasing the profit margin by 20 points of revenue. He was also for a brief period of time Vivendi Universal’s CIO.

In the service sector, he has led the transformation of Carlson Wagonlit Travel (CWT) into the global leader in corporate travel

Exhibit 99.1

management, increasing sales from $ 8 billion in 2003 to $ 25 billion in 2007, growing online bookings to more than 50%, and positioning the company as a leading edge, technology empowered, professional services provider, delivering savings, service and security to corporate and government clients, both off-line and on-line.

In 2008, he became the CEO of CWT’s parent, Carlson, the worldwide hospitality and travel company headquartered in Minneapolis whose brands employ more than 170,000 people in 150 countries. As CEO of Carlson, he has crafted and led the implementation of Ambition 2015, a comprehensive strategy to strengthen the company’s leadership position across its businesses, including its restaurant division with more than 900 T.G.I. Friday’s restaurants, and its hotel division with more than 1,000 hotels around the world. The strategies that make up Ambition 2015 have included the repositioning of the company’s core brands; significant changes at the front line to “operationalize” the brand promises and upgrade the guest experience; major investments and initiatives to boost revenue generation focused on the web, the company’s loyalty programs, global sales and working with the trade; as well as the global expansion of the company in key emerging countries.

From 1983 to 1996, Joly was with McKinsey & Company, Inc., working in the firm’s Paris, New York and San Francisco offices. Most of his clients were in high tech, financial services and luxury businesses.

Joly is a graduate of École des Hautes Études Commerciales de Paris (HEC Paris) and of the Institut d'Etudes Politiques de Paris. He was elected a Global Leader for Tomorrow by the World Economic Forum (Davos, 1997-1999) and is a knight in the French National Order of Merit.

Joly is a member of the board of directors of Ralph Lauren Corp., a leader in the design, marketing and retailing of premier lifestyle products.

Over the years, he has been active on industry issues, chairing the Travel Facilitation Sub-Committee of the U.S. Department of Commerce Travel and Tourism Advisory Board, and serving on the executive committee of the World Travel and Tourism Council.

An active member of the Twin Cities community, Joly serves on the board of overseers of the Carlson School of Management, the board of trustees of the Minneapolis Institute of Arts, and the executive committee of the Minnesota Business Partnership.

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About Best Buy Co., Inc.

Best Buy Co., Inc. (NYSE:BBY) is a leading multi-channel global retailer and developer of technology products and services. Every day our employees — 167,000 strong — are committed to helping deliver the technology solutions that enable easy access to people, knowledge, ideas and fun. We are keenly aware of our role and impact on the world, and we are committed to developing and implementing business strategies that bring sustainable technology solutions to our consumers and communities. For information about Best Buy, visit www.bby.com and to shop at Best Buy, visit www.bestbuy.com.

Media Contacts:

Steve Lipin, Brunswick Group: (212) 333-3810

Bruce Hight, H+K Strategies: (512) 944-2032

Investor Contacts:

Bill Seymour, Vice President, Investor Relations: (612) 291-6122 or
bill.seymour@bestbuy.com

Mollie O’Brien, Director, Investor Relations: (612) 291-7735 or
mollie.obrien@bestbuy.com